Exhibit 1a.12a

AJ Robbins CPA, LLC

Certified Public Accountant

To the Board of Directors

Yayyo, Inc.

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

I have audited the accompanying financial statements of Yayyo, Inc. (a Delaware Corporation), which comprise the balance sheet as of October 31, 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 21, 2016 (inception) to October 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, The Company has not generated any revenues or profits since inception, and has sustained a net loss of $1,017,325 for the period from June 21, 2016 (inception) to October 31, 2016.These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yayyo. Inc., as of October 31, 2016, and the results of its operations and its cash flows for the period from June 21, 2016 (inception) to October 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Denver, Colorado

November 21, 2016

except for Note 9 which is January 31, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

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